Exhibit 2b

REOSTAR ENERGY CORPORATION

87 N. Raymond Ave – Suite 200
PASADENA CA 91103

EIN 20-8428738

MEETING MINUTES:

Date of meeting: 08/22/2021

Time of Meeting: 11:00AM

Location: REOSTAR ENERGY CORPORATION

87 N. RAYMOND AVE – SUITE 200
PASADENA CA 91103

Meeting called by Peter Herbert Koch.

Agenda: REOSTAR ENERGY CORPORATION

Approval of Meeting Minutes

New Business:

1.	The Board of Directors hereby confirms a fiscal year end of 12/31.

2.	The Board of Directors herby confirms a par value for its common stock of $0.0001

3.	The Board of Directors hereby approves the filing of a Form 1-A registering 60M (60,000,000) common shares at an offering price of $0.05.

Approved and accepted as of the 22nd day of August in the year 2021.

_______________________

PETER H. KOCH

DIRECTOR/PRESIDENT